Exhibit 10.69

Quintiles IMS Incorporated

Employee Protection Plan and Summary Plan Description

As Amended and Restated Effective January 1, 2017

Introduction

This Quintiles IMS Incorporated Employee Protection Plan (“Plan”) provides severance benefits to eligible employees of Quintiles IMS Incorporated and certain of its affiliated companies that have been designated by the Benefits Committee as participating companies in the Plan (all participating companies are collectively referred to in the Plan as “Corporation”). The Plan is a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA and is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA. This document serves both as the Plan and summary plan description.

I.	Administrative Information

Plan Administration

The Benefits Committee (“Committee”), a committee of Quintiles IMS management employees is named as the Plan Administrator under the Plan. The Committee has the exclusive right, power and authority to interpret the provisions of the Plan and to conclusively decide any questions arising in connection with the administration of, and any claim for severance benefits under, the Plan. All such determinations by the Plan Administrator shall be final and binding on all parties. Without limiting the generality of the foregoing, such authority shall include the discretionary power:

•	To make and enforce such rules and regulations as the Plan Administrator deems necessary or proper for the efficient administration of the Plan;

•	To decide all questions, including questions of fact, concerning the Plan and the eligibility of any person to participate in, and receive benefits under, the Plan;

•	To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan; and

•	To establish procedures, forms and time frames with respect to elections and other matters under the Plan.

Right to Amend and Terminate

The Corporation currently intends to continue the Plan indefinitely, but reserves the right to amend, modify, or terminate any and all provisions of the Plan and any benefits payable under the Plan at any time without further obligation; provided, however, the Corporation may not modify or amend the Plan in a manner that materially adversely affects the rights of a person who has started to receive compensation or benefits under the Plan. Any amendment, modification or termination of the Plan may be made by action of the Corporation’s Board of Directors (the “Board”), the Committee or their delegatees.

Not an Employment Contract

Participation in the Plan does not confer any rights to continued employment with the Corporation or any of its subsidiaries or affiliates.

Non-Assignment of Benefit

Benefits under the Plan may not be assigned, pledged or otherwise transferred. If, for example, an employee owes money to someone, he or she may not give that person the right to collect from the Plan any benefit which may be payable.

Prior Plans or Policies; Individual Agreements

Except for any restrictive covenant, confidentiality, work product, and/or arbitration or dispute resolution agreements entered into by an employee and the Corporation (which agreements shall remain in full force and effect in accordance with their respective terms), this Plan supersedes any and all prior severance plans, policies, arrangements, or practices of the Corporation (whether written or unwritten, express or implied) relating to any subject matter covered by the Plan. Notwithstanding the preceding sentence, the Plan does not affect the severance provisions of (a) any written individual employment agreement between an employee and the Corporation which results in such employee not being an Eligible Employee hereunder; (b) any change-in-control severance plan; and (c) any other agreement entered into between an employee and the Corporation which expressly supersedes the provisions of this Plan (i.e., by naming this Plan) and which remains in effect at the date of such employee’s termination of employment.

Claims Procedures

Your local Human Resources department reviews and authorizes the payment of benefits under this Plan for those employees who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding Plan benefits should be directed to your local Human Resources department. If you feel that you are not receiving benefits that are due, you must notify the Plan Administrator in writing. If the claim for benefits is denied (in whole or in part), you will be notified electronically or in writing within 90 days (180 days if the Plan Administrator notifies you within the 90-day period of a need for an extension) of receiving the claim. The notice of denial will state the reason for the denial, the pertinent Plan provisions upon which the denial is based, any additional information which may be needed and the reason such additional information (if any) is needed. In addition, you will be given an explanation of the Plan’s claims review procedures and the time limits applicable to such procedures, including a statement that you have a right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse benefit determination on review.

If you wish to have a denied claim further reviewed, you must send a written request for review to the Plan Administrator at the address and to the addressee specified in the “Specific Plan Information” section of this Plan within 60 days after your initial claim is denied. You may submit written comments, documents, records and other information relating to the claim to the Plan Administrator. Your claim for review will be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator will render a decision on the claim no later than 60 days after its receipt of your request for review. However, if the Plan Administrator finds it necessary, due to special circumstances, to extend this period and notifies you electronically or in writing, the decision will be rendered as soon as practicable, but in no event later than 120 days after your request for review. The Plan Administrator’s decision will be provided electronically or in writing. Such decision will be written in a manner calculated to be understood by you and will include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement that you have a right to bring a civil action under Section 502(a) of ERISA and that you are entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to your claim for benefits. A document is relevant to your claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

You may not institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan until you have first exhausted the procedures set forth above. No action or proceeding at all may be brought in state or federal court or before any administrative tribunal or arbitrator for benefits under this Plan after one year from the date of the Plan Administrator’s final decision on your claim as described above.

Statement of ERISA Rights

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Examine, without charge, at the Plan Administrator’s office, all Plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may request a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of employee benefit plans. The people who operate your Plan, called “fiduciaries,” have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may discriminate against you in any way for the purpose of preventing you from obtaining a benefit or exercising your rights under ERISA. If your claim for benefits is denied in whole or in part you must receive a written explanation of the reasons for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce your rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court but any such suit must be filed within one year from the date of the Plan Administrator’s final decision on your claim. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact your local Human Resources department. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Right to Withhold Taxes

The Corporation may cause such amounts to be withheld from any payment made under the Plan as it determines necessary to fulfill any federal, state or local wage or compensation withholding requirements.

Unfunded Plan

The Corporation will make all payments under the Plan, and pay all expenses of the Plan, from its general assets. Nothing contained in the Plan will give any employee any interest in any property of the Corporation or any of its subsidiaries or affiliates.

Governing Law

The provisions of the Plan will be construed, administered and enforced according to applicable federal law and the laws of the State of Delaware without regard to its conflict of law rules and with regard to its statutes of limitations.

Compliance with Section 409A

Interpretation Consistent with Section 409A

Anything in this Plan to the contrary notwithstanding, the terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations thereunder (the “Regulations”) and the Corporation shall have no right to accelerate or make any payment under this Plan except to the extent permitted under Section 409A of the Code. The Corporation shall have no obligation, however, to reimburse any employee for any tax penalty or interest payable or provide a gross-up payment in connection with any tax liability of such employee under Section 409A of the Code except that this provision shall not apply in the event of the Corporation’s negligence or willful disregard in its interpretation of the application of Section 409A of the Code and the Regulations to the Plan, which negligence or willful disregard causes a Plan participant to become subject to a tax penalty or interest payable under Section 409A of the Code, in which case the Corporation will reimburse the participant on an after-tax basis for any such tax penalty or interest not later than the last day of the participant’s taxable year next following the participant’s taxable year in which the participant remits the applicable taxes and interest.

Exemptions from Section 409A

A Plan participant’s right to salary continuation payments under this Plan shall be treated at all times as a right to a series of separate payments under Section 1.409A-2(b)(2)(iii) of the Regulations. To the extent required by Section 409A, any payments to be made to a Plan participant upon his termination of employment shall only be made upon such Plan participant’s separation from service within the meaning of Section 409A. It is intended that: (a) all payments made under this Plan on or before the 15th day of the third month following the end of the participant’s taxable year in which the participant terminates employment shall be exempt from compliance with Section 409A of the Code pursuant to the exception for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Treasury Regulations (the “Exempt Short-Term Deferral Payments”); and (b) payments under this Plan, in excess of the Exempt Short-Term Deferral Payments, that are made on or before the last day of the second taxable year of the participant following the participant’s taxable year in which the participant terminates employment in an aggregate amount not exceeding two times the lesser of: (i) the sum of the participant’s annualized compensation based on the participant’s annual rate of pay for the participant’s taxable year preceding the taxable year in which the participant terminates employment (adjusted for any increase during that year that was expected to continue indefinitely if the participant had not terminated employment); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the participant terminates employment shall be exempt from compliance with Section 409A of the Code pursuant to the exception for payments under a separation pay plan as set forth in Section 1.409A-1(b)(9)(iii) of the Regulations.

Specific Plan Information

Plan Name:	Quintiles IMS Incorporated Employee Protection Plan

Plan Type:	Welfare/Severance Plan

Type of Administration:	Self-administered

Plan Year:	January 1 to December 31

Plan Sponsor:	Quintiles IMS Incorporated 100 IMS Drive Parsippany, NJ 07054

Plan Administrator:	Benefits Committee Attention: Chief Human Resources Officer Quintiles IMS Incorporated 100 IMS Drive Parsippany, NJ 07054

Agent for Service of Legal Process:	Quintiles IMS Incorporated Service of legal process may also be made upon the Plan Administrator (see address above)
Source of Financing of Benefits:	The general assets of the Corporation

Effective Date of this Amendment and Restatement of the Plan:	January 1, 2017

Employer Identification Number:	06-1506026

Plan Number:	506

II. Plan Terms

Plan Coverage

The Plan covers all full-time salaried employees and regular part-time salaried employees who are non-temporary and employed on an indefinite term basis of the Corporation who incur an “Eligible Termination” (as defined below). These employees are referred to in this summary as “Eligible Employees.” Notwithstanding the foregoing, (a) an employee who has entered into a written agreement with the Corporation which expressly excludes such employee from participation in this Plan (e.g., by naming this Plan or excluding participation in Corporation-sponsored severance plans generally) and which remains in effect at the date of such employee’s termination of employment shall be an Eligible Employee only if so determined by the Plan Administrator; and (b) an employee who otherwise would qualify but who is not on the United States payroll shall be an Eligible Employee only if so determined by the Plan Administrator, and such Eligible Employee, and any employee of an affiliated company who qualifies as an Eligible Employee, shall be subject to such additional terms and limitations as the Plan Administrator may consider necessary or advisable; and (c) a worker who has signed an agreement with the Corporation stating that he or she is not eligible to participate in the Plan and any worker that the Corporation treats as an independent contractor, during the period that the worker is so treated, regardless of whether such worker may be determined to be an employee by administrative, judicial or other decision, shall not be an Eligible Employee. Employees who would otherwise be Eligible Employees but who have executed a written employment agreement with the Corporation or any of its subsidiaries or affiliates that includes a provision for post-termination severance payments and is in effect at the time of an Eligible Termination (hereinafter “Employment Agreement”) or are subject to another severance plan with the Corporation or any of its affiliated companies shall receive the greater of the Salary Continuation provided for in this Plan or the post-termination payments to which the Eligible Employee is entitled under any Employment Agreement or such other severance plan as a result of a termination without Cause, but the Eligible Employee shall not be entitled to both Salary Continuation under this Plan and compensation under such Employment Agreement or severance plan. The notice under this Plan shall serve as any required written notice under any such Employment Agreement or severance plan. Payment of severance benefits due under this Plan shall be made in accordance with the terms of this Plan. Each Eligible Employee shall be designated as within one of the groups specified in Section III below.

Eligible Termination

Severance benefits are only payable under this Plan if an Eligible Employee incurs an “Eligible Termination.” An Eligible Termination means an involuntary termination of an Eligible Employee’s employment by the Corporation for any reason except that an involuntary termination for Cause will not constitute an Eligible Termination and an involuntary termination due to unsatisfactory performance or any act or omission by the employee which could result in disciplinary action by the Corporation against the employee in accordance with the personnel practices, policies and procedures of the Corporation will not constitute an Eligible Termination unless otherwise determined by the Plan Administrator in its sole discretion.

The foregoing notwithstanding, an Eligible Termination shall not include (a) a unilateral resignation; or (b) any termination where an offer of employment is made to the Eligible Employee of a comparable position (i) at the Corporation or at any of its subsidiaries or affiliates, (ii) at an entity in connection with a Business Unit Acquisition, or (iii) at a customer or client of the Corporation in connection with the transfer or outsourcing of the Eligible Employee to such customer or Client. Solely for the purpose of determining whether an Eligible Employee has received an offer of a comparable position in connection with a Business Unit Acquisition, an Eligible Employee shall be considered to have received such an offer if the offer is for employment with the entity that engaged in such Business Unit Acquisition, the compensation payable pursuant to such offer is not less than 100% of such Eligible Employee’s base Salary with the Corporation immediately prior to the Business Unit Acquisition and the principal place of employment under such offer is not more than 30 miles away from such Eligible Employee’s principal place of employment with the Corporation immediately prior to the Business Unit Acquisition. The determination of whether an Eligible Employee has received an offer of a comparable position under any other circumstances shall be determined by the Plan Administrator, in its sole discretion.

Severance Benefits

If an Eligible Employee incurs an Eligible Termination, he or she will be entitled to the Salary Continuation and Benefits Continuation described in Section III below. Under certain limited circumstances, however, the Plan Administrator (or other officers to whom authority is delegated) may alter the provisions of the Plan (by, for example, increasing or reducing benefits otherwise payable under the Plan), but not the time or form of payment of those benefits, in a manner that complies with Section 409A of the Code. Severance benefits under the Plan may not, in any event, exceed the limitations imposed by ERISA on severance payable under welfare benefit plans.

Unless otherwise determined by the Plan Administrator, the amount of Salary Continuation payable shall be reduced by each of the following amounts applicable to the Eligible Employee (but not reduced to an amount less than zero):

•	the amount of any sign-on bonus or any other amount(s) paid by the Corporation to the Eligible Employee (other than the payment of base Salary, performance-related bonuses, or reimbursement of business-related expenses incurred by the Eligible Employee) in connection with the Eligible Employee’s commencement of employment, if such payment(s) occurred within twelve months of the date of the Eligible Termination, or

•	the amount of any severance payments, termination payments or any other amounts paid or payable to the Eligible Employee arising from or relating to the termination of employment of the Eligible Employee by the Corporation on account of pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, the requirements of any works council or labor organization or applicable laws, such as the WARN Act.

If reduced in accordance with this paragraph, the aggregate amount of Salary Continuation payable shall be payable proportionately over the same period during which Salary Continuation is to be paid, as specified in Section III.

The payment of severance benefits in excess of two weeks of Salary and benefits, as provided in Section III, is conditioned upon the signing of a release and agreement and such other documents that the Plan Administrator may require in a form approved by the Plan Administrator. The release and agreement will require an Eligible Employee’s waiver of all claims, legal and contractual, against the Corporation, its subsidiaries and affiliates. In addition, it may require, among other things, that (1) the Eligible Employee (a) be reasonably available for a limited period of time to cooperate with the Corporation on various matters, and (b) abide by certain restrictive covenants; and (2) any amounts payable under the Plan are subject to the termination of remaining payments and benefits to be provided to the Eligible Employee, if any, and the clawback or recovery of amounts that were paid to the Eligible Employee and reasonable value of benefits received by the Eligible Employee under the Plan, due to the Eligible Employee’s breach of such agreement or a breach of any other agreements, obligations or duties owed to the Corporation or any of its subsidiaries or affiliates. The release and agreement will be provided to the Eligible Employee as soon as administratively practicable following the Eligible Termination. Following return of the required agreement and release signed by the Eligible Employee and expiration of any revocation period, the Corporation will promptly proceed with Salary Continuation and Benefits Continuation in accordance with the terms of the Plan. (In order to satisfy the exemption from Section 409A of the Code described above, the date of commencement of payment of severance and benefits in excess of two weeks of Salary and benefits shall be on or before the earlier of: (i) the 90th day following the Eligible Termination, determined in the sole discretion of the Plan Administrator; or (ii) March 15th of the calendar year following the year in which the Eligible Termination occurred.)

IMPORTANT: If an Eligible Employee does not sign the release and agreement, he or she will not be entitled to any benefits under the Plan in excess of two weeks of Salary and benefits and will have NO RIGHT to any other severance benefits under the Plan. If the release and agreement is signed, the payment of severance benefits may be delayed until the end of any period during which an employee is permitted by law to revoke a signed release, subject to the time periods set forth in the above paragraph.

Anything in this Plan to the contrary notwithstanding, payment of Salary Continuation that is not exempt from compliance with Section 409A of the Code to any Specified Employee upon separation from service shall not be made before the date that is six months after the date of separation from service (or, if earlier, the date of death of such Specified Employee). Any Salary Continuation payment which is subject to the six-month delay in payment described in this paragraph will be adjusted to reflect the deferred payment date by multiplying the delayed payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365. The adjusted payment shall be made at the beginning of the seventh month following the Specified Employee’s separation from service.

Certain terms are used in the description of Plan benefits contained in this summary. These terms, and their meanings, are as follows:

“Benefits Continuation” means the continuation of medical, dental and vision benefits that are provided over the Severance Continuation Period, as described in Section III.

“Business Unit Acquisition” means the acquisition by an entity unrelated to the Corporation of substantially all of the assets of a subsidiary, business unit or function, portion of a business unit or function, facility or division of the Corporation.

“Cause” means:

(a) willful malfeasance or willful misconduct by the Eligible Employee in connection with his or her employment;

(b) continuing failure to perform such duties as are requested by any employee to whom the Eligible Employee reports, directly or indirectly, or by the Board;

(c) failure by the Eligible Employee to observe material policies of the Corporation; or

(d) the commission by the Eligible Employee of (i) any felony or (ii) any misdemeanor involving, in the sole discretion of the Plan Administrator, moral turpitude.

“Incentive” means a conditional payment, the amount of which is based on performance conditions and eligibility rules of the respective plan, typically calculated based on results obtained over a one-year period.

“Lump Sum” means payment of an Eligible Employee’s Salary Continuation benefit in a single payment in lieu of payment over the Severance Continuation Period. The Lump Sum will be paid following the Eligible Termination within the time period set forth in Section II above, subject to the Eligible Employee’s execution and return of the release and agreement described above for Salary Continuation in excess of two weeks.

“Salary” means an Eligible Employee’s annual base salary in effect at the time of an Eligible Termination except, for purposes of determining the amount payable during the Severance Continuation Period, the Plan Administrator may, in its sole discretion, include an additional cash amount as part of the amount of Salary, in order to reflect any periodic payment being received as compensation by the Eligible Employee in addition to Salary immediately prior to termination and to ensure comparability of benefits among Eligible Employees receiving benefits under the Plan.

“Salary Continuation” means the Salary that is paid over the Severance Continuation Period or the amount paid as a Lump Sum.

“Severance Continuation Period” means the total number of weeks over which Salary Continuation is payable (for circumstances other than Lump Sum payments) or Benefits Continuation is available. The Severance Continuation Period will begin following the Eligible Termination, subject to the Eligible Employee’s execution and return of the release and agreement required by the Plan Administrator.

“Specified Employee” means an employee who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year.

“Year of Service” means each full and partial year of employment with the Corporation. Service will also include periods of employment prior to the reorganization of Dun & Bradstreet or Cognizant Corporation to the extent they were taken into account under the Dun & Bradstreet and Cognizant Career Transition Plans prior to such reorganization and periods of employment with Quintiles Transnational Corp. or its subsidiaries prior to the merger with IMS Health. All partial years of employment will be aggregated to determine an Eligible Employee’s total Years of Service under the Plan. Prior periods of employment with the Corporation or companies that are acquired or become affiliated with the Corporation will not be taken into account unless expressly approved by the Plan Administrator. For purposes of determining Salary Continuation payable and Benefits Continuation available to an Eligible Employee who is re-employed by the Corporation, Years of Service taken into account for purposes of determining any Salary Continuation previously paid to such re-employed Eligible Employee under the Plan or any previous severance plan of the Corporation or its predecessor companies shall be disregarded in determining such Eligible Employee’s Salary Continuation and Benefits Continuation upon an Eligible Termination following such re-employment.

III. Salary and Benefits Continuation Information

Salary Continuation For Employees with Level Classifications 1-10

An Eligible Employee whose role in the Corporation’s human resources records has an assigned level associated with level classifications 1-10 and who has an Eligible Termination will be assigned to a Designated Group as follows:

Designated Group	Criteria
Tier I	The employee’s assigned classification under the global role evaluation system is Level 10

The employee’s assigned classification under the global role evaluation system is Level 9

The employee’s assigned classification under the global role evaluation system is Level 8

Tier II	All other Eligible Employees

An Eligible Employee’s Designated Group assignment will determine the period of Salary Continuation upon an Eligible Termination in accordance with the following table:

Tier 1 Level 10	Tier 1 Level 9	Tier 1 Level 8	Tier II Levels 1 – 7
2 weeks of Salary Continuation for each Year of Service, subject to minimum 26 weeks and maximum 52 weeks	2 weeks of Salary Continuation for each Year of Service, subject to minimum 13 weeks and maximum 52 weeks	2 weeks of Salary Continuation for each Year of Service, subject to minimum 8 weeks and maximum 52 weeks	2 weeks of Salary Continuation for each Year of Service, subject to minimum 4 weeks and maximum 26 weeks

Salary Continuation for Employees with Level Classifications 21-41

An Eligible Employee whose role in the Corporation’s human resources records has an assigned level associated with level classifications 21-41 and who has an Eligible Termination will be assigned to a Designated Group as follows:

Designated Group	Criteria
Tier I	The employee’s assigned classification under the global role evaluation system is Level 38-41

The employee’s assigned classification under the global role evaluation system is Level 36-37

The employee’s assigned classification under the global role evaluation system is Level 34-35

Tier II	All other Eligible Employees

An Eligible Employee’s Designated Group assignment will determine the period of Salary Continuation upon an Eligible Termination in accordance with the following table:

Tier 1 Levels 38-41	Tier 1 Levels 36-37	Tier 1 Levels 34-35	Tier II
2 weeks of Salary Continuation for each Year of Service, subject to minimum 26 weeks and maximum 52 weeks	2 weeks of Salary Continuation for each Year of Service, subject to minimum 13 weeks and maximum 52 weeks	2 weeks of Salary Continuation for each Year of Service, subject to minimum 8 weeks and maximum 52 weeks	2 weeks of Salary Continuation for each Year of Service, subject to minimum 4 weeks and maximum 26 weeks

Form of Salary Continuation

A Tier I Eligible Employee’s Salary Continuation benefit will be payable in accordance with applicable payroll practices for the Corporation’s active employees throughout the Severance Continuation Period and the amount of such payments will be calculated at the Eligible Employee’s annualized Salary rate at the time of the Eligible Termination, and will start following the Eligible Termination within the time period set forth in Section II above.

A Tier II Eligible Employees’ Salary Continuation benefit will be payable in a Lump Sum following the Eligible Termination within the time period set forth in Section II above.

Notwithstanding anything in the Plan to the contrary, the Plan Administrator in its sole discretion may continue salary and benefits for a period of two weeks following an Eligible Termination whether or not the Eligible Employee has signed and returned the required agreement and release (and the applicable revocation period has expired); provided, however, such two weeks of salary and benefits shall be credited towards the Corporation’s obligation to pay any Salary Continuation and provide any Benefits Continuation.

Benefits Continuation

Medical, dental and vision benefits and their eligible enrolled dependents at the time of termination will continue throughout the Severance Continuation Period (even if the Eligible Employee’s Salary Continuation benefit was payable in a lump sum) for up to a maximum of six months following the date of the Eligible Employee’s Eligible Termination at the levels in effect for the Eligible Employee immediately prior to the Eligible Termination but in no event greater than the levels in effect for active employees generally during the Severance Continuation Period, provided that the Eligible Employee shall pay the employee portion of any required premium or contribution and that continuation of any medical flexible spending accounts will be on an after-tax basis only. Any period during which an Eligible Employee and his or her dependents may be entitled to continued medical coverage following an Eligible Termination pursuant to federal or state laws will commence as of the Termination Date and not the end of the Severance Continuation Period.

Eligible Employees do not accrue or earn vacation or time-off benefits during the Severance Continuation Period.

Termination of Salary and Benefits Continuation

The Severance Continuation Period described herein will end and salary and benefits payable under this Plan will cease upon the earlier of: (a) the end of the Severance Continuation Period; (b) the Eligible Employee’s reemployment by or reassignment as a contractor, temporary worker, or consultant to the Corporation or any subsidiary or affiliate of the Corporation; or (c) the Eligible Employee’s earning compensation under any employment or compensatory arrangement for services provided to any party other than the Corporation or any subsidiary or affiliate of the Corporation (including as an employee, consultant, sole proprietor, security holder, or otherwise in an arrangement in which anything of value is earned or accrued based on the Eligible Employee’s services) if such employment is in breach of agreed restrictions between the Eligible Employee and the Corporation or any subsidiaries or affiliates of the Corporation. The Eligible

Employee must inform the Plan Administrator of any such employment or other arrangement under which such services will be provided, prior to or upon commencement of such employment or arrangement, including the date as of which such employment or services commenced. The Corporation shall be entitled to take any and all reasonable actions to recover from the Eligible Employee (or his or her successor in interest) any payments made and the fair market value of any benefits provided to the Eligible Employee with respect to which the Eligible Employee is not entitled pursuant to this (or any other) section of the Plan. The Eligible Employee (or his or her successor in interest) shall pay: (1) all costs and expenses (including, but not limited to, attorneys’ fees, investigation costs, and collection agency fees) incurred by the Corporation in enforcing its rights under this (or any other) section of the Plan; and (2) interest, based on the prime rate (as published in the Wall Street Journal as of the date the payment was made or the benefit provided) plus 2%, on any amounts recovered from the date such amounts were paid or provided to the Eligible Employee (or his or her successor in interest) to the date of recovery by the Corporation.

Incentive Plans

For an Eligible Employee who is an eligible participant of an Incentive plan of the Corporation or any subsidiary or affiliate of the Corporation, any impact that an Eligible Termination has on the right to receive an Incentive payment under such Incentive plan will be based on the terms and conditions of the respective Incentive plan.

Stock Options

Upon termination of employment, any and all exercisable (vested) stock options held by an Eligible Employee either shall forfeit, or will remain exercisable for a limited period of time as set forth in the applicable stock option plan(s) and grant agreement distributed to plan participants. Unvested stock options shall forfeit immediately upon termination of employment.

Outplacement Services

An Eligible Employee whose role in the Corporation’s human resources records has an assigned level associated with level classifications 1-10 will be entitled to such outplacement services as determined by the Eligible Employee’s assigned Level in accordance with the following table:

Eligible Employee GRE	Outplacement Services
Levels 9 – 10	12 months
Level 8	6 months
Levels 5 – 7	3 months
Levels 1 - 4	1 month

An Eligible Employee whose role in the Corporation’s human resources records has an assigned level associated with classification levels 21-41 will be entitled to such outplacement services as determined by the Eligible Employee’s assigned Grade in accordance with the following table:

Eligible Employee Level	Outplacement Services
Levels 36-41	12 months
Levels 34-35	6 months
Levels 30-33	3 months
Levels 21-29	1 month

The Corporation will inform all Eligible Employees of the availability of outplacement services. Any such outplacement services provided to an Eligible Employee will not extend beyond the last day of the second calendar year following the calendar year in which the Eligible Employee’s Eligible Termination occurred, provided that any reimbursement for outplacement expenses may be paid by the last day of the third calendar year following the calendar year in which the Eligible Employee’s Eligible Termination occurred.

Death During Severance Continuation Period

In the event of an Eligible Employee’s death during the Severance Continuation Period, the Salary Continuation amounts will continue to be paid to the Eligible Employee’s estate at the time or times otherwise provided for in this Plan. The payment of all other benefits under the Plan will cease.

No Further Grants

Following an Eligible Employee’s termination of employment and in accordance with the applicable plans and programs, no new grants, awards or contributions will be made to, by or on behalf of him or her under any plan or program of the Corporation including, but not limited to, any stock option, retirement or savings plan. In addition, participation in all Corporation benefit plans (other than the medical, dental and vision coverage which may be continued under this Plan) will cease upon termination of employment.